Exhibit 99 (a)

RESOLUTION Agreement with Respect to
Certain Repurchase AND MAKE-WHOLE Obligations AND CLAIMS

This RESOLUTION AGREEMENT WITH RESPECT TO CERTAIN REPURCHASE AND MAKE-WHOLE OBLIGATIONS AND CLAIMS (this “Agreement “) is made and effective as of December 31, 2010, by and among FANNIE MAE, a corporation organized under the laws of the United States (“Fannie Mae”), and BANK OF AMERICA, N.A., a national banking association (“BANA”), BAC HOME LOANS SERVICING LP, a Texas limited partnership (“Servicing LP”), and COUNTRYWIDE HOME LOANS, INC., a California corporation (“CHL,” and, together with BANA and Servicing LP, each a “Lender” and collectively, “Lenders”).

RECITALS

WHEREAS, CHL and Countrywide Bank, FSB (“CB”) (collectively, “Countrywide”) sold numerous mortgage loans to Fannie Mae;
WHEREAS, BANA is the successor by merger to CB and has succeeded by operation of law to all of the obligations of CB to Fannie Mae pursuant to the applicable Contracts (as hereafter defined);
WHEREAS, either BANA or Servicing LP services the Covered Mortgages (as hereafter defined) for Fannie Mae under the terms of its Contracts with Fannie Mae;
WHEREAS, pursuant to the terms of the Contracts, each Lender has made various representations and warranties including certain Selling Representations and Warranties (as hereafter defined) to Fannie Mae with respect to each mortgage loan delivered or serviced by it to Fannie Mae and has Repurchase Obligations (as hereinafter defined) when such Selling Representations and Warranties are breached;
WHEREAS, Fannie Mae has identified, and Lenders have disputed, numerous Repurchase Obligations with respect to the Covered Mortgages;
WHEREAS, each Lender contests and continues to dispute the claims alleged by Fannie Mae and has asserted defenses thereto; and
WHEREAS, Fannie Mae and Lenders have agreed to a resolution pursuant to which Lenders will satisfy the known Repurchase Obligations with respect to the Covered Mortgages through, among other things, the repurchase of certain Covered Mortgages and the payment of make-whole amounts or other amounts with respect to other Covered Mortgages, and will address certain other obligations as referenced herein, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, including Fannie Mae's agreement with respect to the Repurchase Obligations on certain Covered Mortgages, the payment of money to Fannie Mae, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	Definitions:

a.	“Closing Date Payment Amount” has the meaning given in Section 2.

b.	“Closing Date” means no later than 12:00 p.m., Eastern time, on December 31, 2010.

c.
“Contracts” means each Lender's Mortgage Selling and Servicing Contracts with Fannie Mae, the Guides, all applicable Master Agreements (including applicable MBS contracts and variances), recourse agreements, loss-sharing agreements, and any other agreements between such Lender and Fannie Mae relating to the Covered Mortgages, all as amended, modified, restated or supplemented from time to time.

d.	“Covered Mortgages” means each of the mortgage loans listed on Schedules 1 - 6 referenced in the attached Appendix.

e.
“Data and Shipping Error Mortgages” means each of the mortgage loans listed on Schedule 3 referenced in the attached Appendix as to which Fannie Mae has made certain repurchase or make-whole requests because of certain data and/or shipping errors as reflected in such repurchase request letters or other correspondence between Lenders and Fannie Mae. On or before January 14, 2011, Fannie Mae shall deliver to Lenders a revised Schedule 3 which specifies the shipping errors and/or data errors that were specified in Fannie Mae's repurchase request or formed the underlying basis for Fannie Mae's repurchase request.

f.	“December Repurchased Mortgages” means each of the approximately 43 Remaining Pipeline Mortgages listed on Schedule 8 referenced in the attached Appendix that a Lender repurchased in December 2010.

g.
“Documented MD/NC Mortgage” means each MD/NC Mortgage listed on Schedule 5 referenced in the attached Appendix for which the related missing loan documents have been delivered to Fannie Mae or its designee.

h.	“Guides” means collectively, the Selling Guide and the Servicing Guide.

i.
“IC Fee Reconciliation Mortgages” means each of the mortgage loans listed on Schedule 6 referenced in the attached Appendix and with respect to which Fannie Mae has identified errors in the data delivered to Fannie Mae in connection with the delivery of such mortgage loans such errors specified on Schedule 6 or, with respect to 225 such mortgage loans, as reflected in the underlying repurchase requests or other correspondence between Lenders and Fannie Mae. As a result of the fee reconciliation process, Fannie Mae determined that each IC Fee Reconciliation Mortgage would have been otherwise eligible for delivery based on the correct data, but would have had higher pricing as a result of the corrected data. On or before January 14, 2011, Fannie Mae shall deliver to Lenders a revised Schedule 6 which specifies the data errors that formed the underlying basis for the additional fees as reflected in various correspondence between the Lenders and Fannie Mae with respect to approximately 225 loans where this information was not included in the Schedule 6 delivered on the Closing Date.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

j.
“MD/NC Mortgages” means each of the mortgage loans listed on Schedule 5 referenced in the attached Appendix and respect to which Fannie Mae has not received the loan documents required to be delivered pursuant to the Selling Guide in connection with such mortgage loans as reflected in the underlying repurchase requests or other correspondence between Lenders and Fannie Mae. On or before January 14, 2011, Fannie Mae shall deliver to Lenders a revised Schedule 5 which specifies the loan documents that are still required to be delivered by the applicable Lender(s) pursuant to the Selling Guide, as referenced in the underlying repurchase request or other correspondence between Lenders and Fannie Mae.

k.
“MI Credit Mortgages” means each of the approximately 28 mortgages listed on Schedule 2C and with respect to which the mortgage insurer had rescinded the required mortgage insurance prior to September 20, 2010 but a Lender paid the mortgage insurance coverage amount after September 20, 2010 and prior to December 22, 2010. Because a portion of the Resolution Amount is attributable to the MI Credit Mortgages, Lenders have been provided with a credit for such MI Credit Mortgages in the Credit Amount.

l.
“MI Paid Mortgages” means each of the approximately 101 mortgages listed on Schedule 2A and with respect to which the mortgage insurer had rescinded the required mortgage insurance prior to September 20, 2010 but Fannie Mae received the mortgage insurance coverage amount after September 20, 2010 and prior to December 22, 2010. No portion of the Resolution Amount (or Closing Date Payment Amount) is attributable to the MI Paid Mortgages.

m.
“MI Rescission Mortgages” means each of the mortgage loans listed on Schedules 2A, Schedule 2B and Schedule 2C, and with respect to which the mortgage insurer has rescinded or attempted to rescind the required mortgage insurance. On or before January 14, 2011, Fannie Mae shall deliver to Lenders revised Schedules 2A, 2B and 2C which will specify the mortgage insurance coverage amounts paid as part of the Resolution Amount or otherwise paid with respect to each MI Rescission Mortgage. The amount specified on Schedule 2A, 2B or 2C, as applicable, [*_______________________________________________________________________________________________________________*].

n.	“Other Obligations” are the

(1)	obligations, duties, and liabilities of each Lender under such Lender's Contracts that arise in connection with servicing of Covered Mortgages, including:

(a)
all of the day-to-day servicing activities pursuant to such Lender's Contracts and reporting, remitting, and loss mitigation activities, and all servicing representations, warranties and covenants, and

(b)	the obligation to perform certain administrative and reporting duties with respect to REO properties, and

(c)
the obligation to indemnify Fannie Mae in litigation and for any claims made, and for losses and expenses incurred, with respect to servicing the Covered Mortgages, including claims that may be based on acts or omissions that may constitute breaches of any Selling Representations and Warranties, and for losses and expenses (including litigation), in any case incurred due to servicing errors or omissions or from delays in servicing and loss mitigation activities resulting from practices related to legal pleadings and affidavit preparation, review, and notarization and similar activities and practices; and

(2)
the obligation, duties and liabilities of each Lender under such Lender's contracts in its capacity as a seller to indemnify Fannie Mae for any claims made, and for losses and expenses incurred, including as a result of third-party claims arising out of acts or omissions that constitute breaches of any Selling Representations and Warranties.

provided, however, that the Other Obligations shall in no event include the Repurchase Obligations that Fannie Mae has agreed to not to enforce and has waived pursuant to this Agreement. These Other Obligations shall continue with respect to a Lender for all Covered Mortgages sold or serviced by such Lender to Fannie Mae and are unaffected by this Agreement.

o.
“Policy Misalignment Mortgages” means each of the mortgage loans listed on Schedule 1A and Schedule 1B referenced in the attached Appendix for which Fannie Mae has made repurchase or make-whole requests because of alleged breaches of a Selling Representation and Warranty including misrepresentation of income, occupancy and/or undisclosed liabilities.

p.	“Policy Misalignment Make-Whole Mortgages” means the Policy Misalignment Mortgages listed on Schedule 1B.

q.	“Policy Misalignment Repurchase Mortgages” means the Policy Misalignment Mortgages listed on Schedule 1A.

r.
“Remaining Pipeline Mortgages” means each of the mortgage loans listed on Schedule 4 referenced in the attached Appendix for which Fannie Mae has made repurchase or make-whole requests because of a breach of a Selling Representation and Warranty.

s.
“Remaining Pipeline Repurchase Mortgages” means each of the Remaining Pipeline Mortgages that was repurchased by a Lender after September 20, 2010 but prior to December 22, 2010 and are listed in Schedule 7 referenced in the attached Appendix.

t.
“Remaining Selling Rep & Warrant Obligations” with respect to a Covered Mortgage (other than a Policy Misalignment Mortgage or a Remaining Pipeline Mortgage) means all Selling Representations and Warranties, in each case except to the extent expressly included in a Repurchase Obligation withdrawn by Fannie Mae pursuant to this Agreement or identified on the related Schedule referenced in the attached Appendix (or in the case of Schedule 3, Schedule 5, and Schedule 6, the revised Schedule 3, Schedule 5 and Schedule 6 to be delivered on or before January 14, 2011) or in the underlying repurchase request.

u.	“Repurchase Obligations” means the obligation to repurchase mortgage loans, or to make Fannie Mae whole on losses on mortgage loans, in accordance with the Selling Guide and other Contracts.

v.	“Repurchased MD/NC Mortgage” means an MD/NC Mortgage that has been repurchased by the Lender that sold or services such MD/NC Mortgage or for which a make-whole payment has been made to Fannie Mae.

w.	“Resolution Amount” has the meaning given such term in Section 2(b).

x.	“Selling Guide” means the Fannie Mae Selling Guide, as amended, restated, modified or supplemented from time to time.

y.
“Selling Representations and Warranties” means all selling representations, warranties and covenants made or assumed by a Lender, as seller or servicer of a Covered Mortgage, in connection with the sale and/or securitization of Covered Mortgages, including those set forth in Section IV-A of the MSSC, the Contractual Obligations for Fannie Approved Lenders included in Part A, Section A-2 et seq. or equivalent section of the Selling Guide in effect at the time of the sale and/or securitization of such Covered Mortgages, and/or in its Master Agreements.

z.	“Servicing Guide” means the Fannie Mae Servicing Guide, as amended, restated, modified or supplemented from time to time.

Initially capitalized terms used in this Agreement without definition have the respective meanings set forth in the Guides in effect on the Closing Date.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

2.	Reconciliation and Payment of Resolution Amount.

a.	The chart below summarizes the payment method and post-closing liability of Lenders with respect to the Covered Mortgages:

Category and Section	Loan Count	Payment Method and post-closing liability
Policy Misalignment Mortgages - Schedule 1A (Repurchase) Section 3(a)(1)	361	Repurchase through Fannie Mae system (other than the 17 loans repurchased after September 20, 2010 and prior to December 22, 2010) Post-closing: Other Obligations
Policy Misalignment Mortgages - Schedule 1B (Make-whole) Section 3(a)(2)	1,165	Included in Closing Date Payment Amount Post-closing: Other Obligations
Other MI Rescission Mortgages [*________*] - Schedule 2B Section 3(b)	[*____*]	Included in Closing Date Payment Amount Post-closing: Other Obligations and Remaining Selling Rep & Warrant Obligations
MI Paid Mortgages - Schedule 2A Section 3(b)	101	Not included in Closing Date Payment Amount Post-closing: Other Obligations and Remaining Selling Rep & Warrant Obligations
MI Credit Mortgages - Schedule 2C	28	Credit provided in the Credit Amount Post-closing: Other Obligations and Remaining Selling Rep & Warrant Obligations
Data and Shipping Error Mortgages (Add'l LLPAs) - Schedule 3 Section 3(c)	246	Included in Closing Date Payment Amount Post-closing: Other Obligations, and Remaining Selling Rep & Warrant Obligations
Remaining Pipeline - Schedule 4 Section 3(d)	10,519	Included in Closing Date Payment Amount Post-closing: Other Obligations
MD/NC Mortgages - Schedule 5 Section 3(f)	2,896	Post-closing for Repurchased MD/NC Mortgages: Other Obligations Post-closing for Documented MD/NC Mortgages: Other Obligations and Remaining Selling Representations and Warranties
Subtotal	[*____*]
IC Fee Reconciliation Mortgages 3(e) - Schedule 6	[*____*]	Included in Closing Date Payment Amount Post-closing: Other Obligations and Remaining Selling Rep & Warrant Obligations
Total	[*____*]

b.	The “Resolution Amount” to be paid with respect to the Covered Mortgages is $1,517,852,000, subject to adjustment as set forth below, and to be paid as set forth in the following subsections.

c.	The Resolution Amount was calculated based on the status of each Covered Mortgage as of September 20, 2010.

(1)
Prior to December 22, 2010, Lenders have made repurchase and make-whole payments on certain Covered Mortgages, and Fannie Mae has received other amounts with respect to other Covered Mortgages, which payments are described Schedule 7 referenced in the attached Appendix, and in consideration of these payments as well as other activity that has occurred since September 20, 2010 and other adjustments made, Lenders shall be entitled to a credit in an aggregate amount equal to $86,952,984 (the “Credit Amount”), which amount shall be credited against the Resolution Amount.

(2)
Fannie Mae has continued to process rescissions, waivers, and other actions with respect to Covered Mortgages. Any rescission, waiver or election to take no further action by Fannie Mae on any Covered Mortgage after September 20, 2010, but prior to the Closing Date shall in no way affect the Resolution Amount or any payments required to be made under this Agreement.

d.	The Policy Misalignment Repurchase Mortgages shall be repurchased through the normal Fannie Mae reporting and remittance system, as set forth in Section 3(a)(1).

e.
On or before the Closing Date, Lenders shall pay Fannie Mae the aggregate sum of $1,340,000,000 (the “Closing Date Payment Amount”), which reflects the adjustments and credits to the Resolution Amount contemplated by Lenders and Fannie Mae.

f.	The Closing Date Payment Amount shall be wire transferred to the following account:

For the account of:    FNMA NYC
ABA Routing Number:    021039500
Account Number:    021039500
Required Reference:    GR420 REO (Closing Date Payment Amount)

g.
Fannie Mae shall determine, in its sole discretion, how and when to apply the Resolution Amount toward losses incurred and/or anticipated on the Covered Mortgages, and Lenders shall cooperate as reasonably requested in the application and reporting of funds as directed by Fannie Mae.

3.	Resolution with Respect to Covered Mortgages.

a.	Policy Misalignment Mortgages.

(1)
On or before the first reporting date after the Closing Date, the Lender that sold a Policy Misalignment Repurchase Mortgage to Fannie Mae shall repurchase such Policy Misalignment Repurchase Mortgage at the repurchase price calculated pursuant to the Selling Guide. Such repurchases shall be completed by such Lender's reporting of the applicable repurchase codes through Fannie Mae's reporting system on the first reporting date after the Closing Date. Upon receipt of the repurchase proceeds for each Policy Misalignment Repurchase Mortgage through the standard remittance process, all right, title and interest that Fannie Mae has in such Policy Misalignment Repurchase Mortgage shall be transferred to the applicable Lender as set forth in the Servicing Guide.

(2)
Upon Fannie Mae's receipt of the Closing Date Payment Amount on or before the Closing Date, Fannie Mae hereby withdraws its outstanding repurchase request with respect to each Policy Misalignment Make-Whole Mortgage, and agrees that in satisfaction of such repurchase requests, Fannie Mae hereby irrevocably and unconditionally waives its right to enforce against any Lender, at any time, a Repurchase Obligation with respect to any Policy Misalignment Make-Whole Mortgage.

(3)
Fannie Mae shall retain all real property acquired with respect to the Policy Misalignment Make-Whole Mortgages. The Lender currently servicing a Policy Misalignment Make-Whole Mortgage shall continue to act as servicer with respect to such Policy Misalignment Make-Whole Mortgage pursuant to the Servicing Guide.

b.	MI Rescission Mortgages.

(1)
Upon Fannie Mae's receipt of the Closing Date Payment Amount on or before the Closing Date, Fannie Mae hereby withdraws any pending repurchase request related solely to the rescission of the mortgage insurance with respect to a MI Rescission Mortgage and agrees that in satisfaction of such repurchase requests, Fannie Mae hereby irrevocably and unconditionally waives its right to enforce against any Lender, at any time, a Repurchase Obligation with respect to any MI Rescission Mortgage that results solely from the rescission of the mortgage insurance.

(2)
Except as set forth in subsection 3(b)(1), the Lender that sold the MI Rescission Mortgage and the Lender that services the MI Rescission Mortgage shall remain liable for all Remaining Selling Rep & Warrant Obligations related to such MI Rescission Mortgage. Fannie Mae may perform a file review and to the extent that Fannie Mae determines that any MI Rescission Mortgage has a breach of a Remaining Selling Rep & Warrant Obligation, Fannie Mae reserves its rights and remedies with respect to such breach, including the right to require require the applicable Lender to pay the applicable make-whole amount as set forth in Fannie Mae's loss reimbursement statement (which make-whole amount shall not include any mortgage insurance coverage amount set forth on the revised Schedules 2A, 2B and 2C to be delivered on or before January 14, 2011).

(3)
With respect to each MI Rescission Mortgage, the Lender that is the servicer shall provide to Fannie Mae, within 30 calendar days after the Closing Date, copies of the loan file (to the extent not previously provided) and all documentation regarding the mortgage insurance rescission, including, to the extent available, the rescission letter, supporting documentation, correspondence, and rebuttal information provided to the mortgage insurer by Lender.

(4)
Fannie Mae acknowledges and agrees that with respect to each MI Rescission Mortgage, the selling Lender or servicing Lender, as the case may be, has the right to and is entitled to any payments made by the related mortgage insurer to the extent such mortgage insurance is subsequently reinstated. In furtherance of the foregoing, Fannie Mae hereby assigns to such Lender any and all of Fannie Mae's rights to any payments to be made by the mortgage insurer to the extent such mortgage insurance is subsequently reinstated. Fannie Mae agrees to execute any documents reasonably requested by the applicable Lender to evidence to the related mortgage insurer such entitlement and assignment.

c.	Data and Shipping Error Mortgages.

(1)
Upon Fannie Mae's receipt of the Closing Date Payment Amount on or before the Closing Date, Fannie Mae hereby withdraws its outstanding repurchase request with respect to each Data and Shipping Error Mortgage, and agrees that in satisfaction of such repurchase requests, Fannie Mae hereby irrevocably and unconditionally waives its right to enforce against any Lender, at any time, a Repurchase Obligation with respect to any Data and Shipping Error Mortgage that results solely from the shipping errors and/or data errors specifically identified in the repurchase request or other correspondence between Lenders and Fannie Mae and to be reflected on the revised Schedule 3 to be delivered by Fannie Mae to Lenders on or before January 14, 2011.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(2)
Except as set forth in subsection 3(c)(1), the Lender that sold to Fannie Mae, and the Lender that services, a Data and Shipping Error Mortgage shall remain liable for all Remaining Selling Rep & Warrant Obligations related to such Data and Shipping Error Mortgage. To the extent that Fannie Mae later determines that any Data and Shipping Error Mortgage has a breach of a Remaining Selling Rep & Warrant Obligation, Fannie Mae reserves its rights and remedies with respect to such breach, including the right to require repurchase.

d.	Remaining Pipeline Mortgages.

(1)
Upon receipt by Fannie Mae of the Closing Date Payment Amount on or before the Closing Date, Fannie Mae hereby withdraws its outstanding repurchase request with respect to each Remaining Pipeline Mortgage, and agrees that in satisfaction of such repurchase requests, Fannie Mae hereby irrevocably and unconditionally waives its right to enforce against any Lender, at any time, a Repurchase Obligation with respect to any Remaining Pipeline Mortgages.

(2)
Fannie Mae shall retain all real property acquired with respect to the Remaining Pipeline Mortgages. The Lender currently servicing a Remaining Pipeline Mortgage shall continue to act as servicer with respect to such Remaining Pipeline Mortgages.

e.	IC Fee Reconciliation Mortgages.

(1)
The portion of the Resolution Amount attributable to the IC Fee Reconciliation Mortgages is $[*__________*], which reflects the additional guaranty fees and loan-level price adjustments that Fannie Mae asserts should have been paid by a Lender had such Lender delivered the IC Fee Reconciliation Mortgages with the correct data.

(2)
Upon Fannie Mae's receipt of the Closing Date Payment Amount on or before the Closing Date, Fannie Mae agrees that in satisfaction of any repurchase request related to the shipping and/or data errors related thereto, Fannie Mae hereby irrevocably and unconditionally waives its right to enforce against any Lender, at any time, a Repurchase Obligation with respect to any IC Fee Reconciliation Mortgage that results solely from the shipping errors and/or data errors specifically identified on the revised Schedule 6 to be delivered by Fannie Mae to Lender on or before January 14, 2011.

(3)
Except as set forth in subsection 3(e)(2), the Lender that sold to Fannie Mae, and the Lender that services, an IC Fee Reconciliation Mortgage shall remain liable for all Remaining Selling Rep & Warrant Obligations related to such IC Fee Reconciliation Mortgage. To the extent that Fannie Mae later determines that any IC Fee Reconciliation Mortgage has a breach of a Remaining Selling Rep & Warrant Obligation, Fannie Mae reserves its rights and remedies with respect to such breach, including the right to require repurchase.

f.	MD/NC Mortgages.

(1)	No portion of the Resolution Amount is attributable to the MD/NC Mortgages and Fannie Mae does not waive or release any rights and remedies it may have with respect to such mortgages.

(2)
On or before the date that is 45 calendar days after the Closing Date, the Lender who sold the MD/NC Mortgage or is currently servicing the MD/NC Mortgage shall provide all missing documents requested by Fannie Mae and listed on the revised Schedule 5 to be delivered on or before January 14, 2011.

(a)
To the extent that such documents are not provided for any such MD/NC Mortgage by such date, the applicable Lender shall immediately repurchase or, if the underlying mortgage has been foreclosed and the underlying REO property has been sold (or is under contract to be sold), pay the make-whole amount with respect to such MD/NC Mortgage (and in no event later than 60 calendar days after the Closing Date). Any such repurchase shall be completed by the repurchasing Lender's reporting of the applicable repurchase codes through Fannie Mae's reporting system on the first reporting date after February 1, 2011. Upon receipt of the repurchase proceeds for each MD/NC Mortgage through the standard remittance process, all right, title and interest that Fannie Mae has in such MD/NC Mortgage shall be transferred to the repurchasing Lender as set forth in the Servicing Guide and such MD/NC Mortgage shall be deemed a Repurchased MD/NC Mortgage. All make-whole payments shall be wire transferred to Fannie Mae's account set forth in Section 2(f).

(3)
The Lender that sold to Fannie Mae, and the Lender that services, a Documented MD/NC Mortgage shall remain liable for all Remaining Selling Rep & Warrant Obligation related to such Documented MD/NC Mortgage. To the extent that Fannie Mae later determines that any Documented MD/NC Mortgage has a breach of a Remaining Selling Rep & Warrant Obligation, Fannie Mae reserves its rights and remedies with respect to such breach, including the right to require repurchase.

4.	Continuing Obligations of Lenders.

a.
Other Obligations. The Lender that sold to Fannie Mae, and the Lender that services, a Covered Mortgage shall continue to be responsible for all Other Obligations with respect to such Covered Mortgages.

b.	Remaining Selling Rep & Warrant Obligations.

(1)
MI Rescission Mortgages. To the extent that Fannie Mae determines that any MI Rescission Mortgage has a breach of a Remaining Selling Rep & Warrant Obligation, the Lender that sold to Fannie Mae, and the Lender that services, such mortgage shall remain liable for the breach of such Remaining Selling Rep & Warrant Obligation in accordance with the Contract, including for all Repurchase Obligations arising with respect to such Remaining Selling Rep & Warrant Obligations. The applicable make-whole loss amount set forth in the loss reimbursement statement shall not include (and to the extent inadvertently included, Lender shall be entitled to a credit for) the actual mortgage insurance coverage amount with respect to such MI Rescission Mortgage set forth on the revised Schedules 2A, 2B and 2C to be delived on or before January 14, 2011, it being the intent of Lenders and Fannie Mae that Fannie Mae has been paid the applicable mortgage insurance coverage amount and will not collect it again in connection with a Lender's satisfaction of its Repurchase Obligations.

(2)
Certain other Covered Mortgages. To the extent that Fannie Mae determines that any Data and Shipping Error Mortgage, IC Fee Reconciliation Mortgage or a Documented MD/NC Mortgage has a breach of a Remaining Selling Rep & Warrant Obligation (including the rescission of any required mortgage insurance), the Lender that sold to Fannie Mae, and the Lender that services, such mortgage shall remain liable for the breach of such Remaining Selling Rep & Warrant Obligation in accordance with the Contract, including for all Repurchase Obligations arising with respect to such Remaining Selling Rep & Warrant Obligations.

c.
Servicing Advances. All servicing advances made by a Lender pursuant to the Servicing Guide with respect to Covered Mortgages (and with respect to Remaining Pipeline Mortgages, irrespective of how characterized on Fannie Mae's internal systems) shall be addressed and reimbursed in accordance with Fannie Mae's standard processes and procedures as set forth in the Guides, including all applicable curtailments.

d.	Contest of MI Rescissions.

(1)
In connection with all MI Rescission Mortgages and any other Covered Mortgages for which mortgage insurance is subsequently rescinded, the Lender who is the seller or servicer of such Covered Mortgage shall use all reasonable efforts, as determined in their discretion, to contest such rescission. Lender shall notify Fannie Mae in writing when it has determined that it is unlikely that the mortgage insurer will reinstate the mortgage insurance, despite such Lender's reasonable efforts.

(2)
In no event shall any Lender be required to pay any additional amounts with respect to any MI Rescission Mortgages, Policy Misalignment Makewhole Mortgages, and Remaining Pipeline Mortgages on account of such mortgage insurance being rescinded or the inability to reinstate such insurance. Nothing contained in this Section 4(d) shall be deemed to be “Other Obligations” as defined herein nor shall the breach thereof give rise to any remedy available to Fannie Mae against any Lender in its capacity as seller or servicer under the Contracts. The sole and exclusive remedy for the alleged breach of any covenant in this Section 4(d) shall be a claim under this Agreement against the Lender committing the breach, and the maximum damage for any such claim will be the amount that Fannie Mae would have received from a private mortgage insurer had the breach not occurred, less any funds Fannie Mae receives from the private mortgage insurer with respect to the applicable Covered Mortgage.

e.	Rebuttals and Repurchase Process.

(1)
If Fannie Mae requires a repurchase for any MI Rescission Mortgage, Data and Shipping Error Mortgages, IC Fee Reconciliation Mortgage, or a Documented MD/NC Mortgage pursuant to Section 4(b), the Lender who sold such mortgage or the Lender servicing such mortgage shall repurchase or pay the make-whole amount within 30 calendar days after receipt of Fannie Mae's written repurchase request or if such Lender disputes the repurchase request, such Lender shall provide its rebuttal letter and all supporting information within 30 calendar days after receipt of Fannie Mae's written repurchase request. If Fannie Mae determines the original repurchase request should not be rescinded or waived based on its review of such Lender's rebuttal information, such Lender shall repurchase or pay the make-whole amount within 30 calendar days after Fannie Mae's written notification to Lender of its decision regarding the rebuttal.

(2)
Any Repurchase Obligations required to be performed by a Lender pursuant to this Section 4 shall be completed by such Lender's reporting of the applicable repurchase codes through Fannie Mae's reporting system. All make-whole payments made in satisfaction of a Lender's Repurchase Obligations shall be wire transferred to Fannie Mae's account set forth in Section 2(f).

f.
December Repurchase Mortgages. The December Repurchase Mortgages were taken into account in determining the Credit Amount, even though the loan level accounting data reflecting these repurchases is not yet available to Fannie Mae. To the extent that actual amounts remitted with respect to the December Repurchase Mortgages are less than the amounts that are required to be remitted pursuant to the Selling Guide with respect to such December Repurchase Mortgages, Lender shall immediately pay the difference by wire transfer to Fannie Mae's account set forth in Section 2(f).

g.
Correction in Investor Reporting Data. For 18 of the Covered Mortgages listed on Schedule 8, the applicable Lender submitted the incorrect investor reporting code. On or before January 4, 2011, Lender shall submit the correct investor reporting code required pursuant to the Servicing Guide to Fannie Mae.

h.
Reservation of Rights. Except to the extent expressly set forth in this Agreement with respect to Covered Mortgages, each Lender and Fannie Mae acknowledge and agree that this Agreement does not change the respective contractual rights, obligations, or remedies of such Lender or Fannie Mae. Fannie Mae reserves all of its rights and remedies with respect to all mortgages other than the Covered Mortgages.

i.
No Compromise against Third Parties. By each Lender's execution hereof, this Agreement does not compromise or release any claim of such Lender against any third party, including but not limited to any insurer, or any correspondent, for any cost or expense hereunder, including attorneys' fees and costs.

j.
Cooperation. Upon a Lender's request, Fannie Mae will reasonably cooperate with and provide reasonable assistance to Lender in exercising any of its rights or remedies available to it against any applicable third party or correspondent from which it may have purchased any of the Covered Mortgage, including providing a confirmation letter stating that there has been a now-resolved claim with respect to a Covered Mortgage, to affirm that a claim for repurchase with respect to a Covered Mortgage has been addressed by this Agreement and/or confirming the liquidation status for any Covered Mortgage, and if liquidated, providing the applicable loss supporting documentation (i.e. loss statement, HUD-1 settlement statement, etc).

k.	Private Agreement. This Agreement is a private and final Agreement between the parties hereto.

5.	Publicity.

a.
If any Lender or Fannie Mae deems it reasonably necessary to make any comments (excluding non-public comments to correspondent lenders or Fannie Mae's customers) or public statements or issue a press release about this Agreement or the resolution described in this Agreement after 2 p.m., Eastern time, on January 2, 2011, each Lender and Fannie Mae agree that:

(1)
Any such comments or statements made by such party regarding this Agreement and the claims being resolved hereby shall not contain any negative or adverse characterization of the other party, this Agreement or the resolution contemplated in this Agreement or the other party's practices or the Covered Mortgages;

(2)
Such party will take reasonable and good faith efforts to ensure, to the extent reasonably possible under the time frame, that the timing and general content of any initial written press release, public announcement, or talking point/Q&A document is mutually satisfactory, including providing the non-disclosing party advance notice (including notice of at least twenty-four hours where feasible) and an opportunity to review the same; and

(3)
If, subsequent to the initial sharing of information described in (2) above, either party anticipates including in a subsequent press release, public announcement, or talking point/Q&A document information that is substantively new and materially different from what was included in those documents exchanged pursuant to (b) above, such party will take reasonable and good faith efforts to ensure, to the extent reasonably possible under the time frame, to provide such substantively new and materially different information to the other party in advance of releasing such information.

b.
Section 5(a) shall not apply to any filings required by applicable law or regulation, including Federal securities law, or as any party may determine in its sole discretion is necessary or advisable as part of its filings with the Securities and Exchange Commission of Forms 8-K, 10-Q or 10-K.

6.	Confidentiality.

a.
This Agreement itself (including the terms and conditions hereof and all Schedules described in the Appendix attached hereto), as well as all documents, communications, drafts and other materials of any kind relating to the negotiation of this Agreement, the circumstances leading thereto, or the implementation of this Agreement by the parties (collectively, the “Confidential Information”), shall be and remain confidential; provided however, that the parties agree that any party may discuss and disclose the terms and conditions of this Agreement as provided in Section 5 above.

b.	The parties covenant and agree to each other that they will not discuss or divulge any Confidential Information, with or to any person, firm, corporation or other entity, except with or to:

(1)
such party's subsidiaries, affiliates, directors, officers, external or internal agents, representatives, professional advisers, attorneys, accountants, auditors, insurers, and employees, who have a need to know, are under a duty of non-disclosure with respect to such information, and are under a duty to implement appropriate measures to maintain the confidentiality, security and integrity of such information;

(2)	in an action by a Lender or Fannie Mae to enforce the terms of this Agreement, to the extent reasonably necessary for purposes of enforcement;

(3)
in response to a court order, subpoena, or other demand or request made by a governmental or quasi- governmental body having jurisdiction over such party or the matters described in this Agreement (including the Federal Housing Finance Agency, the SEC, and the Internal Revenue Service), and subject to the party's formal request that such information be treated in confidence;

(4)
as required by applicable law or regulation, including Federal securities law, or as that party may determine in its sole discretion is necessary or advisable as part of its filings with the Securities and Exchange Commission of Forms 8-K, 10-Q or 10-K and related disclosures to investors;

(5)
in an action by a Lender pursuant to its covenants under Section 4(d) regarding the contest of rescissions of mortgage insurance, to the extent reasonably necessary to fulfill such covenants so long as Lender notifies Fannie Mae of the Confidential Information that it intends to disclose at least five (5) business days prior to making such disclosure; and/or

(6)	As expressly provided in Section 5 and Section 6(a).

c.
Each party shall use its reasonable efforts under the circumstances to provide the other party with reasonable notice that it has been requested to disclose Confidential Information as described in Subsection 6(a)(3) no later than five (5) business days after the receipt of the court order, subpoena, or other demand or request papers seeking the disclosure of Confidential Information (and to the extent reasonably practicable, at least one business day prior to disclosure of Confidential Information).

d.
Upon Fannie Mae's prior written consent, which consent shall not be unreasonably withheld, Lender may discuss or divulge Confidential Information to the extent expressly permitted by Fannie Mae to a qualified bidder or investor in connection with the sale of such Lender or its assets who have a need to know the Confidential Information, so long as such qualified bidder or investor executes a non-disclosure and confidentiality agreement reasonably satisfactory to Fannie Mae. Each Lender acknowledges that such qualified bidder or investor may directly or indirectly have existing or future business relationships with Fannie Mae and that as a result, Fannie Mae may withhold or condition its consent to the disclosure of any Confidential Information in its reasonable discretion.

e.
Material protected by this Section 6 shall be deemed to fall within the protection afforded to compromises and offers to compromise by Rule 408 of the Federal Rules of Evidence and similar provisions of state law or state rules of court.

7.	Representations and Warranties.

a.	Lender Representations and Warranties. Each Lender represents and warrants that:

(1)
Corporate Existence and Authority. Such Lender (i) is duly organized, validly existing and in good standing under the laws of its chartering authority and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (ii) has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such Lender has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby.

(2)
Third Party Consents. No governmental authority or other third party consents (including but not limited to approvals, licenses, registrations or declarations) are required in connection with the execution, delivery or performance by such Lender of this Agreement, other than such consents as have been duly obtained and are in full force and effect.

(3)
Execution and Enforceability. This Agreement has been duly executed and delivered by such Lender and when this Agreement has been duly authorized, executed and delivered by Fannie Mae, this Agreement will constitute the legal, valid and binding obligation of such Lender, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(4)
Conflict with Law. Neither the execution and delivery nor the performance by such Lender of this Agreement will result in any violation by such Lender of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ or decree of any court or governmental authority.

(5)
Official Record. For each Lender that is a federally-insured institution that is subject to the Federal Deposit Insurance Act, such Lender's execution and delivery of this Agreement has been approved by an officer of such Lender who was duly authorized by the board of directors of such Lender to enter into such types of transaction. In addition, such Lender represents and warrants that it (or any successor thereto) shall, and hereby covenants to, continuously maintain all components of such agreement or undertaking as an official record of Lender.

b.	Fannie Mae Representations and Warranties. Fannie Mae hereby represents and warrants that:

(1)
Authority. Fannie Mae has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Fannie Mae has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

(2)
Third Party Consents. No governmental authority or other third party consents (including but not limited to approvals, licenses, registrations or declarations) are required in connection with the execution, delivery or performance by Fannie Mae of this Agreement, other than such consents as have been duly obtained and are in full force and effect, including the Federal Housing Finance Agency. Fannie Mae has not assigned any of its interest in the claims and rights it is waiving by executing this Agreement to any other person or entity.

(3)
Enforceability. This Agreement, assuming due authorization, execution and delivery hereof by the Lenders, constitutes the valid, binding and legal obligation of Fannie Mae, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

c.	All Parties. Each of the parties to this Agreement hereby represents and warrants, as of the Closing Date:

(1)	it is not entering into the transactions contemplated hereby with the intent of hindering, delaying or defrauding any of its respective current or future creditor or creditors;

(2)	it has entered into this Agreement voluntarily and not as a result of coercion or duress;

(3)
it fully understands its risks and liabilities in entering into this Agreement, and represents that the other party has not made any statement or representation to it regarding any facts relied upon in entering into this Agreement, and each of them specifically does not rely upon any statement, representation, or promise of the other party hereto or any other person in entering into this Agreement, or in making the resolution provided for herein, except as expressly stated in this Agreement; and

(4)
it has relied upon its own investigation and analysis of the facts and not on any statement or representation (other than the representations and warranties expressly set forth in this Section 7) made by any other party in choosing to enter into this Agreement.

8.
No Admission. The resolution of this matter is voluntary. The parties hereto acknowledge that they expressly understand that this Agreement and the resolution it represents are entered into solely for the purpose of avoiding any future dispute with respect to the Covered Mortgages as they relate to the repurchase requests that are expressly withdrawn by Fannie Mae pursuant to this Agreement. This Agreement and any negotiations leading thereto do not constitute an admission of any fact or claim by any Lender with respect to the Covered Mortgages. This Agreement shall not be used as an admission against any party in this or any other past, present or future claim or matter. Neither this Agreement nor any provision herein shall be considered or treated as a precedent, either for purposes of the parties' or their affiliates' future dealings or otherwise.

9.
Notices. All notices or demands relating to this Agreement shall be in writing and either personally served or sent by a nationally recognized overnight delivery service, or by facsimile transmission, and shall be deemed to be given for purposes of this Agreement on the earlier of the date of actual receipt or three days after the deposit thereof in the mail. Unless otherwise specified in a notice sent or delivered in accordance with the provisions of this section, such writing shall be sent, as follows:

To:	Fannie Mae
Attention: Senior Vice President & Chief Acquisition Officer
835 Market Street
Suite 2300
Philadelphia, Pennsylvania 19103
Telephone: 215-575-1440
Facsimile: 215-575-1778

With a copy to:	Fannie Mae
Attention: Deputy General Counsel & SVP - Single-Family
3900 Wisconsin Avenue NW
Washington, DC 20016
Telephone: (202) 752-8014
Facsimile Number: (202) 752-4439

To:	Bank of America, N.A.
BAC Home Loans Servicing, LP
Countrywide Home Loans, Inc.
c/o Bank of America Corporation
100 N. Tryon Street
Charlotte, NC 28255-0001

Attention: Edward P. (Ed) O'Keefe
Legal Department - General Counsel
Phone: (704) 386-4650
Fax: (704) 409 - 0968

With a copy to:	Bank of America Corporation
Home Loans & Insurance Division
4500 Park Granada
Calabasas, CA 91302

Attention: Michael S. Malloy, Deputy General Counsel
Legal Dept - Home Loans / Insurance
Phone: (213) 345-8912
Fax: (213) 345-9301

10.
GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (including Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without giving effect to New York's principles of conflicts of law. Each Lender hereby agrees that all actions or proceedings arising in connection with this Agreement shall be tried and determined only in the United States District Court for the Southern District of New York. Each Lender hereby expressly waives any right it may have to assert the doctrine of Forum Non Conveniens or to object to venue to the extent any proceeding is brought in accordance with this section. Nothing in this Agreement shall require any unlawful action or inaction by any party hereto. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

11.
Successors. All terms and conditions of this Agreement shall be binding on the successors and assigns of each Lender and Fannie Mae. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than Fannie Mae and each Lender any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions contained herein, it being the intention of the parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Fannie Mae and each Lender, and for the benefit of no other person.

12.
Waiver. Each Lender and Fannie Mae may waive its respective rights, powers or privileges under this Agreement; provided, that such waiver shall be in writing; and further provided, that no failure or delay on the part of Fannie Mae or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by the party under this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

13.
Severability. Excepting the provisions regarding the Resolution Amount and the repurchase requests that are being expressly being withdrawn by Fannie Mae pursuant to this Agreement, if any provision of this Agreement is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

14.	Miscellaneous:

a.	Headings. The headings and subheadings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

b.
Counterparts. This Agreement may be executed in any number of counterparts each of which is fully effective as an original and all of which together constitute one and the same instrument. Executed documents may be delivered and exchanged by facsimile or other electronic means.

c.
Interpretation. This Agreement shall be construed and interpreted fairly as to all parties and not in favor or against any party, regardless of which party prepared this Agreement. The use of any gender in this Agreement shall be deemed to be or include the other genders, including neuter, and the use of the singular shall be deemed to be or include the plural (and vice versa) wherever applicable. The use of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not any no limitation language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

d.	Time. Time is of the essence in the performance of the obligations stated in this Agreement.

e.	Survival of Covenants. The covenants, representations, and warranties in this Agreement shall survive the execution of the Agreement.

f.
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, relating to the Agreement.

g.
Amendment and Waiver. No change or amendment shall be valid unless it is made in writing and executed by the parties to this Agreement. No specific waiver of any of the terms of this Agreement shall be considered as a general waiver.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FANNIE MAE,
a corporation organized under the laws of the United States

By: __/s/ Zach Oppenheimer_____
Type Name: Zach Oppenheimer
Title: Senior Vice President and Chief Acquisition Officer

BANK OF AMERICA, N.A.,
a national banking association

By: __/s/ Neil A. Cotty _________
Type Name: Neil A. Cotty
Title: Chief Accounting Officer

BAC HOME LOANS SERVICING, LP,
a Texas limited partnership

By:	BAC GP, LLC
a Nevada limited liability company

By:    Bank of America, N.A.,
its manager

By: ___/s/ Neil A. Cotty _________
Type Name: Neil A. Cotty
Title: Chief Accounting Officer

COUNTRYWIDE HOME LOANS, INC.
a California corporation

By: ____/s/ Michael W. Schloessman ______
Type Name: Michael W. Schloessman
Title: President

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*
APPENDIX

The following Schedules referenced in that certain Resolution Agreement With Respect to Certain Repurchase and Make-Whole Obligations and Claims dated as of December 31, 2010, by and among Fannie Mae, Bank of America, N.A., BAC Home Loans Servicing LP, and Countrywide Home Loans, Inc., were provided to Lenders by Fannie Mae pursuant to an email from Patrick Kidd of Fannie Mae to Pavel Maryska of Bank of America on December 30, 2010 and confirmed by Pavel Maryska to Patrick Kidd on December 30, 2010 as described on the email attached hereto and will be included on a CD-ROM to be provided to Lenders by Fannie Mae on or before January 14, 2011.

All loan lists are based on Fannie Mae loan numbers.

Schedule 1A	Policy Misalignment Repurchase Mortgages (list of 361 loans, 17 of which were repurchased after September 20, 2010 and prior to December 22, 2010)

Schedule 1B	Policy Misalignment Make-Whole Mortgages (list of 1,165 loans)

Schedule 2A	MI Paid Mortgages (list of approx. 101 loans). Revised Schedule 2A specifying the MI coverage amount to be delivered to Lenders on or before January 14, 2011.

Schedule 2B
Other MI Rescission Mortgages (Schedule 2B lists approx. [*_____*] loans). Revised Schedule 2B specifying the [*_____*] to be delivered to Lenders on or before January 14, 2011. MI Paid Mortgages listed on Schedule 2A are considered MI Rescission Mortgages for purposes of this Agreement but are not separately listed in Schedule 2B (total number of MI Rescission Mortgages is approximately [*_____*] (Schedule 2A plus Schedule 2B plus Schedule 2C)).

Schedule 2C	MI Credit Mortgages (list of approx. 28 loans). Revised Schedule 2C specifying the MI coverage amount to be delivered to Lenders on or before January 14, 2011.

Schedule 3	Data and Shipping Error Mortgages (list of approx. 246 loans and specific data error). Revised Schedule 3 to be delivered to Lenders on or before January 14, 2011.

Schedule 4	Remaining Pipeline Mortgages (list of approx. 10,519 loans)

Schedule 5	MD/NC Mortgages (list of approx. 2,896 loans). Revised Schedule 5 to be delivered to Lenders on or before January 14, 2011.

Schedule 6	IC Fee Reconciliation Mortgages (list of [*_____*] loans and specific data error). Revised Schedule 6 to be delivered to Lenders on or before January 14, 2011.

Schedule 7	List of Policy Misalignment Mortgages, Remaining Pipeline Mortgages and MI Rescissions for which Lenders have made payments prior to December 22, 2010.

Schedule 8	List of Remaining Pipeline Mortgages that Lenders repurchased in December 2010 (list of approx. 43 loans).